 Exhibit 99.1

Evergreen Energy Announces Successful Completion
of Penrhyn Coal Testing

K-Fuel® Process Upgrades Penrhyn Coal to an Export Grade Fuel Product

DENVER, September 14, 2011: Evergreen Energy Inc. (NYSE Arca:EEE) announced today that it had successfully completed its Penrhyn coal testing utilizing Evergreen’s patented K-Fuel® upgrading process.

The Penrhyn coal deposit is located in South Australia and a drilling to date has confirmed a JORC compliant measured and indicated resource of 352.4 million metric tons of coal with an additional exploration target of a further 300 to 330 million metric tons of coal.  The Penrhyn coal deposit is owned by Southern Coal Holdings, a joint venture between WPG Resources Limited (ASX:WPG) and Evergreen.

On August 23, 2011, Evergreen announced that it had upgraded Penrhyn coal to K-Fuel® with heating values greater than 5,500 kcal/kg prior to the rehydration necessary for shipping and storage.  Further testing has now provided a more comprehensive view of the product quality from the Penrhyn deposit.

“We are particularly pleased with the K-Fuel® process and our ability to upgrade the Penrhyn coal to an export grade fuel product with a heating value that is shippable of at least 5,000 kcal/kg.  This represents an increase of approximately 25% to 40% over the unprocessed coal.  Additionally, the K-Fuel® process has reduced sodium by up to  50%, and chloride by up to  70% in the final product,” said Ilyas Khan, Evergreen’s Chairman.

 “These testing results are a milestone for the WPG and Evergreen stakeholders, as well as the clean coal industry.  Our completed testing confirms that a latent sub-bituminous coal deposit in Penrhyn can be upgraded to thermal coal quality.  Our results are in-line or in excess of expectations and continue to demonstrate the potential for the K-Fuel® process to add value to low rank coal resources around the world.  Our team will continue working to further enhance the value of the K-Fuel® process.   In parallel, we are working towards completing pre-feasibility studies for mine and K-Fuel® plant developments for the Penrhyn and Lochiel North coal deposits.”

Wayne Rossiter, CEO of SCH commented “these testing results are an important milestone in underpinning our business model for the development of a low ranking coal beneficiation business in Australia using the proven K-Fuel® process”.

Southern Coal Holdings
Southern Coal Holdings (SCH), based in Sydney, Australia, is a joint venture between equal partners, WPG Resources Limited (ASX:WPG), whose core business is iron ore and coal exploration projects, and Evergreen Energy Inc. (NYSE Arca:EEE), which developed the K-Fuel®  technology.  SCH holds substantial coal assets in South Australia including the sub-bituminous and lignite coals located at the Penrhyn and Lochiel project areas.  Using the K-Fuel® process the calorific value of such coals can be substantially upgraded creating an enhanced value product with reduced greenhouse gas emissions and other environmental benefits.  Under the terms of the joint venture agreements, SCH holds the exclusive license for the first 15 million tonnes per annum of K-Fuel® produced anywhere in Australia and has the first right of refusal to participate in production of K-Fuel®  in excess of this amount.

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) offers environmental solutions for energy production and generation industries, primarily through its patented clean coal technology, K-Fuel®.  K-Fuel® significantly improves the performance of low-rank sub-bituminous and brown coals and lignite.  The process yields higher efficiency levels, which are variable depending on the type of coal processed, by applying heat and pressure to low-rank coals to reduce moisture.  For more information, please visit the company’s website at www.evgenergy.com.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission.  Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission. Our ability to execute our business plan and develop the K-Fuel® or GreenCert™ technologies and the successful development and operation of our Southern Coal Holdings venture with WPG Resources (“SCH”) may be adversely impacted by unfavorable decisions in pending litigation, the inability of Green Bridge Holdings to make future payments under the terms of the sale of the Landrica Development Company assets and our Ft. Union Plant,  the inability to raise sufficient additional capital in a timely manner to pursue the development of the technology or the development and operation of SCH, unsuccessful exploratory activities with respect to the identified SCH coal deposits, the inability to successfully apply the K-Fuel®  technology to SCH’s coal deposits, the inability of SCH to obtain regulatory approval for its activities, and/or adverse conditions for the marketing and sale of upgraded coal. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Energy Inc. Contact:
Jimmac Lofton, Investor Relations, 1-720-945-0511
jlofton@evgenergy.com

Public Relations Contact:
Daniel Yunger, Kekst and Company, 1-212-521-4879
daniel-yunger@kekst.com

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